SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report:   March 23, 2006

Date of Earliest Event Reported:   March 23, 2006

COMMSCOPE, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-12929	36-4135495
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1100 CommScope Place, SE P.O. Box 339 Hickory, North Carolina 28602
(Address of principal executive offices)

Registrant’s telephone number, including area code:   (828) 324-2200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry Into a Material Definitive Agreement.

On March 23, 2006, the Compensation Committee (the “Compensation Committee”) of the Board of Directors of CommScope, Inc. (the “Company”) established (i) the classes and number of employees (which includes the Company’s executive officers) eligible to receive an award under the Company’s Annual Incentive Plan (the “AIP”) with respect to the 2006 performance year, (ii) the aggregate target award for each employee class with respect to the 2006 performance year, and (iii) the maximum award payable to any employee class under the AIP with respect to the 2006 performance year.

In addition, the Compensation Committee determined that the Financial Targets (as such term is defined in the AIP) for the 2006 performance year will be expressed in terms of Operating Income for either the Company or one of its operating units, as applicable. The term “Operating Income” is defined as operating income (or loss) as appears on the Company’s consolidated statement of operations for 2006, increased or decreased by certain specified items.

Amounts payable under the AIP with respect to the 2006 performance year can range from 0% to 150% of the targeted awards (from 0% to 270% of the targeted award in the case of the Chief Executive Officer), based on the extent to which actual Operating Income meets, exceeds or is below the applicable Financial Target.

On March 23, 2006, the Compensation Committee established financial targets for Company performance in connection with the Company’s Policy on Discretionary Performance Compensation (the “Policy”).  The Compensation Committee established a schedule for determining the Percentage (as defined in the Policy) that will be used to calculate Discretionary Performance Compensation (as defined in the Policy) to be paid in calendar year 2007, based on the Company’s 2006 Operating Income (as defined for purposes of the AIP).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  March 23, 2006

COMMSCOPE, INC.

By:	/s/ Frank B. Wyatt, II
Name: Frank B. Wyatt, II
Title: Senior Vice President, General Counsel and Secretary